AMENDMENT NO. 3 TO
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                      AMENDED AND RESTATED RIGHTS AGREEMENT
                      -------------------------------------

Amendment No. 3, dated as of July 24, 2003 ("Amendment No. 3"), between Central Bancorp, Inc., a Massachusetts corporation (the "Company"), and Register and Transfer Company as rights agent (the "Rights Agent"). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Rights Agreement referenced below.

          WHEREAS, the Company and the Rights Agent entered into a Rights Agreement, dated as of October 11, 2001 (as restated and amended to date, the "Rights Agreement"); and

          WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 5.4.

          NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment No. 3, the parties hereby agree as follows:

     1. Definition of Acquiring Person. The definition of "Acquiring Person" set
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forth in Section 1.1 of the Rights Agreement shall be revised in its entirety to read as follows:

     "Acquiring Person" shall mean any Person who is a Beneficial Owner of 10% or more of the outstanding shares of the Common Stock. In addition, an "Acquiring Person" shall include:

          (i) Any present or future interested stockholder (as defined by M.G.L. Chapter 110F) or filer of a Schedule 13G (as referenced in such Chapter 110F) or a Schedule 13D with respect to shares of Common Stock who, without the prior approval of the Board of Directors of the Company: (a) increases, after the later of the date of this amendment and the date on which such Person first became an interested stockholder or first filed a Schedule 13G or Schedule 13D, its beneficial ownership of Common Stock by one percent or more of the outstanding Common Stock within any twelve month period; or (b) takes, after the date of this amendment and during the three year period following the date such Person first became an interested stockholder or a Schedule 13G or Schedule 13D filer, any public action which, in the good faith judgment of the Board of Directors, has the purpose or effect of advocating that the Company pursue, or otherwise seeking to cause the Company to pursue, a potential sale, unless such Person has made a bona fide proposal to effect a business combination of the Company with such Person or with another entity compliant with such Chapter 110F.

          (ii) Jewelcor Management, Inc. and any Affiliate thereof, if, after the date of this amendment and prior to May 7, 2006, any such Person, without the prior approval of the Board of Directors of the Company: (a) increases its beneficial ownership of Common Stock by more than one percent of the outstanding Common Stock within any twelve month period; or (b) takes any action which, in the good faith judgment of the Board of Directors, has the purpose or effect of influencing control of the Company, unless such Person has made a bona fide proposal to effect a business combination of the Company with such Person compliant with such Chapter 110F.

          Notwithstanding the foregoing, the term "Acquiring Person" shall not include:

          (i) any Person who would otherwise have become an Acquiring Person solely as a result of an acquisition by the Company of shares of Common Stock, until such time thereafter as such Person shall become the Beneficial Owner (other than by means of a stock dividend or stock split) of any additional shares of Common Stock; or

          (ii) any Person who would otherwise have become an Acquiring Person solely as a result of purchasing the Common Stock directly from the Company pursuant to a written agreement with the Company; or

          (iii) the Company, a wholly owned Subsidiary of the Company, or any employee stock ownership or other employee benefit plan of the Company or a wholly owned Subsidiary of the Company, or any employee stock benefit trust established by the Company or a wholly owned subsidiary of the Company (an "Employee Plan Trust"); or

          (iv) John D. Doherty and his Affiliates and Associates provided that he does not become the Beneficial Owner of 20% or more of the outstanding shares of the Common Stock.

     2. Full Force and Effect. This Amendment No. 3 shall be effective as of the
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date hereof.  Except as expressly  amended  hereby,  the Rights  Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     3.  Governing  Law.  This  Amendment No. 3 shall be deemed to be a contract
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made under the laws of the  Commonwealth of  Massachusetts  and for all purposes shall be governed by and construed in accordance with the laws of such Commonwealth applicable to contracts to be made and performed entirely within such Commonwealth.

     4.  Counterparts.  This  Amendment  No. 3 may be  executed in any number of
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counterparts and each of such  counterparts  shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                         (signatures on following page)

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


     IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment No. 3 to be duly executed as of the day and year first above written.

                              CENTRAL BANCORP, INC.


                              By:/s/ John D. Doherty
                                 ------------------------------------
                                 Name:  John D. Doherty
                                 Title: Chairman, President and Chief
                                           Executive Officer


                              REGISTRAR AND TRANSFER COMPANY


                              By:/s/ William P. Tatler
                                 ------------------------------------
                                 Name:  William P. Tatler
                                 Title: Vice President



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